Exhibit 99.1

Glen Rose Petroleum Corporation Files Form 10-K

DALLAS, July 14, 2009  -- Glen Rose Petroleum Corporation (NASDAQ: GLRP), Dallas, Texas, reported its results for it fiscal year ended March 31, 2009.  While oil and gas revenue doubled to $122,279, lease operating expenses were $94,541.  General Administrative expenses were $ 1,007,979. Non-cash cost of incentive stock options was $1,017,489. Resulting in a net loss for the year of $(2,181,974), or $(0.21) per share, on 10,431,234, weighted average number of shares outstanding.

The Company received a Going Concern Opinion by its independent auditors, Jonathon Rueben, CPA, An Accountancy Corporation.

Mr. Langston, our President and CEO, said, “This has been a very difficult year for the Company. It took the first half of the year to get all our swabbing permits.  On July 22, 2008 we signed a definitive agreement with WHL Energy Ltd that in total would have provided the Company with $9.8 million in development investment for our Wardlaw Field.  However, by December 2008 WHL Energy had provided only $1.5 million and was unable to meet a cash call thereby causing the agreement to terminate.  This left the Company with significant payables, the cost of work in progress and no available financing.”

In addition, Mr. Langston said, “Our continued development in the field has shown meaningful results.  Our average daily production is steadily increasing.  We are planning a five spot water flood pilot in the “C” Zone, oil bearing sandstone, which, if successful, will lead to the conversion in our core area of 85 existing wells into sixteen additional five spot water-flood programs.  Our plans are contingent of securing additional finance for the Company and it is our intention to close on one of several proposals under discussion as soon as possible.”

Private Securities Litigation Reform Act Safe Harbor Statement: All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as codified in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing and the risks and uncertainties inherent in oil and gas exploration, production, and development, and market conditions, particularly energy prices and demand for oilfield equipment and services. Glen Rose Petroleum Corporation assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Contact:

Glen Rose Petroleum Corporation

Chip Langston, President & CFO

214-800-2663